EXHIBIT 10.14

INTERBREW SERVICES AGREEMENT

THIS AGREEMENT made the 27th day of August, 2004,

BETWEEN:

INTERBREW S.A., a public limited liability company organized under the laws of the Kingdom of Belgium (“Interbrew”)

- and -

LABATT BREWING COMPANY LIMITED, a corporation existing under the laws of Canada (“LBCL”)

WHEREAS:

A.   Interbrew and LBCL have entered into a services agreement dated October 31, 2001 (the “Existing Agreement”), pursuant to which Interbrew has agreed to provide certain services to LBCL on the terms and conditions specified in such Existing Agreement.

B.   Interbrew and LBCL are parties to an Incorporação Agreement dated as of March 3, 2004, as amended (the “Incorporação Agreement”) among Companhia de Bebidas das Américas - AmBev (“AmBev”), Interbrew, LBCL and Labatt Brewing Canada Holding Ltd., which requires, in Section 5.01(c) thereof, that Interbrew, AmBev and LBCL use their respective commercially reasonable efforts to negotiate in good faith new intercompany agreements between Interbrew and certain of its subsidiaries as may be necessary or advisable, on mutually agreeable terms.

C.   Having regard to the aforementioned requirements of the Incorporação Agreement and the corporate and economic structure of Interbrew, LBCL and AmBev that will result from the completion of the transactions contemplated by the Incorporação Agreement (including the anticipated provision by AmBev of certain services formerly performed by Interbrew), Interbrew and LBCL desire to terminate the Existing Agreement as of the Closing Date (as defined below) and to enter into this agreement for the provision of Services (as defined below) on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto have agreed as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1   Definitions.  In this Agreement:

(a)	“Agreement” means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and, unless otherwise indicated, references to Articles and Sections are to Articles and Sections in this agreement;

(b)	“Business Day” means any day, other than a Saturday or Sunday, on which the principal commercial banks located in the cities of Toronto and Brussels are open for business during normal banking hours;

(c)	“Closing Date” has the meaning ascribed thereto in the Incorporação Agreement;

(d)	“Services” means the services to be provided by Interbrew to LBCL hereunder, as determined by the parties hereto in accordance with Section 2.3(a);

(e)	“Term” has the meaning ascribed thereto in Section 3.1;

1.2   Number and Gender. Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3   Headings. The division of this Agreement into articles and sections and the insertion of headings and subheadings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4   Severability. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.5   Currency. All amounts of money set forth herein are expressed in EUROS.

1.6   Schedules. The following Schedule is attached to, and forms an integral part of, this Agreement:

Schedule “A”: Services that may be Provided by Interbrew and Applicable Fees

1.7   Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all prior or concurrent agreements, promises, covenants, arrangements, representations or warranties, communications or proposals, whether oral or written, between the parties relating to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than those expressly set forth in this Agreement.

ARTICLE 2
SERVICES

2.1   Termination of Existing Agreement. LBCL and Interbrew hereby confirm and agree that the Existing Agreement is terminated as at the Closing Date and that it shall be of no further force or effect as of the Closing Date; it being understood that LBCL shall remain liable for payment to Interbrew, and shall forthwith pay to Interbrew, any and all amounts due and owing to Interbrew in accordance with the provisions of the Existing Agreement.

2.2   Services. LBCL hereby engages Interbrew and Interbrew hereby covenants to provide the Services, from and after the Closing Date, in accordance with the terms and conditions set forth in this Agreement. Interbrew shall, throughout the Term, diligently and continuously provide the Services to LBCL using due care and in a prompt and efficient manner to the satisfaction of LBCL, acting reasonably. Interbrew shall provide and make available as necessary such professional, supervisory, managerial, administrative and other personnel as, in  lnterbrew’s discretion, are necessary to perform the Services, which personnel may, but need not be, officers or employees of Interbrew or one of its affiliates. Such personnel shall be qualified and experienced in the duties to which they are assigned. It is the express intention of the parties hereto that the terms and conditions hereof, including payment terms, shall be arm’s length in all respects.

2.3   Determination of Services and Payment. The parties hereto agree as follows in respect of the provision of Services and the invoicing and payment of fees in respect thereof:

(a)	The Services which may be provided by Interbrew hereunder, the fees to be paid by LBCL as consideration therefor, the purchases which may be made by Interbrew on LBCL’s behalf and the applicable Interbrew mark-ups on the costs thereof from the Closing Date to and including December 31, 2004 are set out in Schedule “A” hereto.

(b)	The Services actually to be rendered by Interbrew hereunder during the term shall be determined by the parties from time to time. No Services shall be rendered by Interbrew hereunder without the prior written authorization of the Chief Financial Officer of LBCL. LBCL shall have no obligation to pay for any Services rendered by Interbrew in the absence of such prior written authorization.

(c)	Services provided by Interbrew hereunder may be provided, in whole or in part, by certain employees of LBCL (the “Corporate Employees”) who are expected to spend more than fifty percent (50%) of their working time rendering services to Interbrew and in respect of whom one hundred percent (100%) of LBCL’s employment costs and other operating costs are invoiced to Interbrew (in

Canadian dollars) in accordance with the Labatt Services Agreement of even date herewith. One hundred percent (100%) of the costs associated with such Corporate Employees are included in the fees specified in Schedule “A” hereto.

(d)

On or before October 29, 2004 and January 28, 2005, and thereafter (if the Term is extended) on or before the twentieth (20th) Business Day of April, July, October and January of each year during the Term, Interbrew shall transmit to LBCL an invoice setting out Interbrew’s fees for its provision of Services during the previous calendar quarter (each, an “Interbrew Invoice”). LBCL shall pay to Interbrew all amounts owing under each Interbrew Invoice within twenty (20) days following the end of the month in which LBCL received such Interbrew Invoice. Each Interbrew Invoice shall include a report of the Services provided (including the hours spent by Interbrew in the provision thereof) and any and all purchases made by Interbrew on behalf of LBCL in the course or in respect thereof. For Services in respect of which the parties have agreed to a flat fee, each Interbrew Invoice shall include a portion of such fee in respect of the Service in question provided during the calendar quarter to which the Interbrew Invoice relates.

2.4   Taxes. LBCL shall pay any and all applicable sales, use, value-added or other similar taxes and any similar charges payable upon or in connection with the provision of Services hereunder. Any and all payments made by LBCL to Interbrew under this Agreement shall be made free and clear of, and without deduction for, any taxes imposed upon income generated by provision of the Services, which taxes are required to be withheld at source, provided that if LBCL shall be required to deduct such taxes from payments, then the amount payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4), Interbrew receives an amount equal to the sum it would have received had no such deductions been made.

ARTICLE 3
TERM AND TERMINATION

3.1   Term. The term (the “Term”) of this Agreement shall commence on the Closing Date and shall end at the close of business on December 31, 2004, unless terminated earlier in accordance with the provisions of this Article 3. The Term may be extended by the mutual written consent of the parties hereto.

3.2   Termination without Cause.  To the extent that this Agreement is extended by the mutual written consent of the parties hereto, it may be terminated without cause after December 31, 2004 by either party upon three (3) months’ prior written notice to the other party.

3.3   Termination for Cause. This Agreement may be terminated by either party immediately in the event that the other party:

(a)	fails to cure a material breach of its obligations hereunder within thirty (30) days after receiving notice of the breach; or

(b)	becomes insolvent or the subject of bankruptcy or insolvency proceedings, commits an act of bankruptcy, makes any assignment for the benefit of its creditors or a receiver is appointed for its business or any part of its property.

3.4   Consequences of Termination. In the event that this Agreement expires or is terminated in accordance with this Article 3, (a) all Services will promptly cease and (b) LBCL shall forthwith pay to Interbrew any and all amounts due and owing to Interbrew as required pursuant to the terms of this Agreement (or at such time as payment is required pursuant to Section 2.3(d)), and no rights already accrued hereunder shall be affected.

ARTICLE 4
INDEMNIFICATION

4.1   Indemnity. Interbrew shall hold LBCL harmless and shall indemnify LBCL from and against any and all claims, loss, damage, harm, liability, cost or expense (including reasonable legal fees) (collectively, “Losses”) incurred by LBCL in any way arising out of, caused by or resulting from any grossly negligent act or omission of Interbrew in respect of the provision of Services or the grossly negligent performance or non-performance of any other duties or obligations of Interbrew hereunder. Interbrew’s obligations under this Section 4.1 shall: (i) survive the termination of this Agreement for a period of one (1) year, (ii) not be applicable to any liability caused by the fault, negligence or wilful misconduct of LBCL or its directors, officers, employees or agents, and (iii) not be applicable to any Losses resulting from events listed in Section 5.5. In no event shall Interbrew be liable to LBCL for indirect, incidental, special or consequential losses or damages of any kind (including, but not limited to, loss of profits, business, data, information, opportunities or use), whether arising as a result of breach of contract, tort or otherwise. Notwithstanding the foregoing and any other provision of this Agreement, Interbrew’s aggregate liability to indemnify LBCL in accordance with this Section 4.1 shall in no event exceed the aggregate amount of fees received by Interbrew under this Agreement during the twelve (12) month period prior to and including the date on which indemnification is claimed.

ARTICLE 5
MISCELLANEOUS

5.1   Notices. All notices, requests, demands, invoices or other communications required or permitted under this Agreement shall be in writing and (a) delivered by messenger; (b) transmitted by facsimile or electronic mail; or (c) delivered by a reputable international courier service, with courier charges paid or payable by the sender. All such notices and other communications shall be addressed as follows to the parties at the respective addresses set forth below or to such other address as any party may hereafter specify in writing:

(a)	In the case of notice to Interbrew, to:
Vaartstraat 94 13-3000, Leuven Belgium Attention: General Counsel Telephone: +32-16-24-71-11 Fax: +32-16-24-74-07

(b)	In the case of notice to LBCL, to:
Labatt House Suite 299 207 Queen’s Quay West Toronto, Ontario Canada M5J 1A7 Attention: Vice President, Legal Telephone: (416) 361-5246 Fax: (416) 681-4087

A notice shall be deemed to have been given: (i) on the date of delivery (evidenced by a signed receipt) if delivered by messenger; (ii) two Business Days after it has been delivered to a reputable international courier service with courier charges paid or payable by the sender; or (iii) on the day sent by facsimile or electronic mail, if the transmission is confirmed by the sender’s facsimile or computer server.

5.2   Amendment; Waiver. Except as expressly provided in this Agreement, no amendment or waiver of all or any part of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision and no waiver of any provision of this Agreement shall constitute a continuing waiver, in either case unless otherwise expressly provided therein.

5.3   Independent Contractors. It is expressly understood and agreed that, in performing the Services for LBCL, (i) Interbrew shall be acting, and shall at all times act, as an independent contractor and (ii) Interbrew’s employees shall not be considered as employees, servants or agents of LBCL. This Agreement shall not constitute Interbrew as an employee, agent, partner or joint venturer of or with LBCL and no such relationship shall arise or subsist between Interbrew and LBCL at any time during the Term. Each party hereto acknowledges and agrees that it does not have, and will not exercise or purport to exercise or hold itself out to any person as having, any authority to enter into or conclude any contract or to undertake any commitment or obligation for, in the name of or on behalf of the other party.

5.4   Further Assurances. The parties hereto and each of them agree to make, do, execute, endorse, acknowledge and deliver or cause and procure to be made, done, executed, endorsed,

acknowledged, filed, registered and delivered any and all further acts and assurances and to take all such other action as may be required or desirable to complete the transactions contemplated herein.

5.5   Force Majeure. Interbrew shall not be responsible to LBCL for any non-performance or delay in performance occasioned by any causes beyond its control, including, without limitation, acts or omissions of LBCL, acts of civil or military authority, changes in laws or regulations, strikes, lock-outs, embargoes, insurrections or acts of God.

5.6   Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, and the parties hereby consent to the exclusive jurisdiction of the courts of the State of New York to hear and determine any and all disputes, actions and proceedings arising out of this Agreement.

5.7   Counterparts.  This Agreement may be executed in separate counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

5.8   Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Interbrew shall be entitled to assign this Agreement to any affiliate of Interbrew upon providing prior written notice to LBCL of such assignment.

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement.

INTERBREW S.A.

By:	/s/ Catherine Noirfalisse
Name: Catherine Noirfalisse
Title: Legal Counsel

By:	/s/ Pierre Winand
Name: Pierre Winand
Title: Vice President Planning and Control

LABATT BREWING COMPANY LIMITED

By:	/s/ James V. West
Name: James V. West
Title: Vice President

By:	/s/ Thornburn
Name: Craig Thornburn
Title: Director

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement.

INTERBREW S.A.

By:
Name:
Title:

By:
Name:
Title:

LABATT BREWING COMPANY LIMITED

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE “A”

SERVICES THAT MAY BE PROVIDED BY INTERBREW AND APPLICABLE
FEES

1.	Internal audit support services at a fee of 139 Euro per hour

2.	Legal advice at a fee of 139 Euro per hour

 Including:

-	general legal advice
-	follow up and assistance in litigation or in the context of disputes, and administrative arbitration proceedings
-	specialized assistance in international commercial law
-	assistance with preparation of contracts and other documents of legal nature
-	specialized services in mergers & acquisitions
-	specialized services in competition law matters
-	assistance in obtaining export and import licenses as well as other licenses
-	code of conduct/compliance oversight
-	corporate governance

3.	Public relations advice at a fee of 139 Euro per hour

 Including but not limited to:

-	Advice on and assistance with communications to personnel, the public and governmental or administrative authorities

4.	Advice on risk management at a fee of 139 Euro per hour

 Including:

-	Advice on or management of all or part of any required coverage against damages, risks, civil liabilities and legal proceedings
-	negotiation of insurance contracts
-	administration of policies and claims

5.	IT support cost - flat fee of 260.000 Euro from the date hereof until 31 December 2004

 Including:

-	Co-ordination of ERP and EBI activities, Meta Data management and project planning

-	Co-ordination of ERP and EBI activities, Meta Data management and project planning
-	support of ERP implementation phase 2 and 3
-	support of standardization and synchronization of SAP CCC initiatives with the Canadian business
-	SAP HR evaluation and implementation support
-	Communication, set up and support of the business intelligence program
-	design of global infrastructure standards
-	access to global network and global backbone
-	provision of global security standards
-	operation of global portal (myinterbrew.net) and support for the deployment of the interbrew.net global standards in Canada.

6.	HR support services at a fee of 139 Euro per hour

Including but not limited to:

-	advice on salaries, wages and benefits and reward systems
-	advice on negotiation with unions
-	advice and coordination of training and employee development

7.	Technical support services at a fee of 139 Euro per hour

Including but not limited to:

-	technical services, technical skill transfer, value engineering , problem solving, fire fighting and knowledge management and access to technical library
-	laboratory analysis and cooperative tests of products
-	technological audits
-	advice on the purchase and use of raw materials, equipment, spare parts and machinery
-	project engineering
-	training of staff
-	tasting and sensory analysis
-	research and development services for projects for the sole use and benefit of LBCL and its subsidiaries

8.	Marketing and Sales support services at a fee of 139 Euro per hour

Including but not limited to:

-	assistance on marketing research
-	advice on marketing and promotions
-	advice on distribution and sales for both the on- and off-trade segments
-	training of staff

9.	Pension management at a fee of 139 Euro per hour

Including:

-	advice on pension governance, pension asset risk controlled return maximization
-	ensuring compliance with local regulations
-	development and maintenance of asset manager performance analysis
-	administration of pension plan, support reporting and control of pension expenses and contributions
-	work with local pension bodies on local pension issues and hire/fire managers

10.	Tax support services at a fee of 139 Euro per hour

Including but not limited to:

-	general tax advice

11.	Purchases made on behalf of LBCL - re-invoiced at cost of purchase plus 2% mark-up